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                                  EXHIBIT 4(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             ALPHA INDUSTRIES, INC.

     Alpha Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

     1. The Board of Directors of the Corporation, at a meeting duly held on January 27, 2000, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the Delaware General Corporation Law, approved the following amendment to the Corporation's Restated Certificate of Incorporation:

          To increase the number of authorized shares of Common Stock, $.25 par value, from 30,000,000 to 100,000,000 shares, such that the first paragraph of Article Fourth shall be amended to read as follows:

               The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) and the par value of each such share is twenty-five cents ($.25) amounting in the aggregate to Twenty-Five Million Dollars ($25,000,000.00).

     2. The foregoing amendment to the Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation at a meeting duly held, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, on March 28, 2000.

IN WITNESS WHEREOF, Alpha Industries, Inc. has caused this Certificate of Amendment of its Restated Certificate of Incorporation to be signed by David J. Aldrich, its President, and attested to by Paul Vincent, its Secretary, this 30th day of March, 2000.

                                        ALPHA INDUSTRIES, INC.

                                        By: /s/ David J. Aldrich
                                           ---------------------------
                                                David J. Aldrich
                                                President

ATTEST:

By: /s/ Paul E. Vincent
   -------------------------
        Paul E. Vincent


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